Exhibit 99.1

CHARLES & COLVARD REGAINS COMPLIANCE WITH NASDAQ MINIMUM BID PRICE LISTING REQUIREMENT

RESEARCH TRIANGLE PARK, N.C. – June 6, 2024 – Charles & Colvard, Ltd. (Nasdaq: CTHR) (the "Company"), a globally recognized fine jewelry company that specializes in moissanite and lab grown diamonds, announced today that it has regained compliance with Nasdaq’s minimum bid price continued listing requirement. A letter from Nasdaq Listing Qualifications Department noted that as of May 31, 2024, the minimum bid price of the Company’s common stock was $1.00 per share or greater for the last 10 consecutive business/trading days. As a result, the Company has now regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (Nasdaq: CTHR) believes that fine jewelry should be as ethical as it is exquisite. Charles & Colvard is the original creator of lab grown moissanite (a rare gemstone formed from silicon carbide). The Company brings revolutionary gems and fine jewelry to market by using exclusively Made, not Mined™ above ground gemstones and a dedication to 100% recycled precious metals. The Company’s Forever One™ moissanite and Caydia® lab grown diamond brands provide exceptional quality, incredible value and a conscious approach to bridal, high fashion, and everyday jewelry. Charles & Colvard was founded in 1995 and is based in North Carolina's Research Triangle Park region. For more information, please visit www.charlesandcolvard.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to our products, sales, revenues, and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations, and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “continue,” and similar words, although some forward-looking statements are expressed differently. All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated, or implied in these forward-looking statements as a result of many factors. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission, or SEC, that discuss risk and other factors relevant to our business.

Company Contact

Clint J. Pete, Chief Financial Officer

(919) 468-0399

ir@charlesandcolvard.com

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